HSBC BANK USA,
National Association
99 High Street, Floor 29
Boston, Massachusetts 02110

December 23, 2016

Parexel International Corporation
195 West Street
Waltham, Massachusetts 02451
Attn: Peter Rietman, Vice President and Treasurer

Re:    Revolving Credit Facility – Letter Loan Agreement

Ladies and Gentlemen:
HSBC BANK USA, National Association (the “Lender”) is pleased to make available to PAREXEL INTERNATIONAL CORPORATION, a Massachusetts corporation (the “Borrower”), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.
1.The Credit Facility.

(a)
The Commitment and Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until Maturity Date, a revolving credit facility (the “Credit Facility”) providing for loans (the “Loans”) in an aggregate principal amount not exceeding at any time $100,000,000 (the “Commitment”); provided, that the amount of the Commitment will automatically be reduced by the amount of any increase in the “Revolving Credit Facility” (as such term is defined in the Incorporated Agreement) which the Borrower obtains under Section 2.17 or other applicable provisions of the Incorporated Agreement. Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

(b)
Borrowings, Conversions, Continuations. Subject to the terms and conditions set forth herein, the Borrower may request that Loans or any portion thereof be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. two (2) Business Days (or in the case of the initial Loan, if any, to be made on the Closing Date, such shorter period as may be agreed to by the Lender) prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails

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December 23, 2016

to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Eurodollar Rate Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that any portion of the Loans be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing by a Responsible Officer.
Each Eurodollar Rate Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a minimum principal amount of $500,000. There shall not be more than three (3) different Interest Periods in effect at any time.

(c)
Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Adjusted Eurodollar Rate plus the Applicable Margin (for Eurodollar Rate Loans); or (ii) the Base Rate plus the Applicable Margin (for Base Rate Loans). All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower agrees to pay interest and fees (i) on the last Business Day of the applicable Interest Period with respect to each Eurodollar Rate Loan (provided that if such Loan is converted to a Base Rate Loan, then on the date of any such conversion), (ii) on the last Business Day of each calendar quarter with respect to each Base Rate Loan, and (iii) for all Loans outstanding, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.
After the date any principal amount any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus the Applicable Margin (for Base Rate Loans) plus 2.0%. Accrued and unpaid interest on past due amounts shall be due and payable on demand.
In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)
Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in a form

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reasonably acceptable to the Lender in addition to such loan accounts and records. Such loan accounts, records and promissory note, if any, shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record the any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Fees. The Borrower hereby agrees to and will pay to the Lender, on the date hereof, the fees set forth in a separate fee letter (the “Fee Letter”).

(f)
Commitment Fee. The Borrower hereby agrees to pay to the Lender a commitment fee (“Commitment Fee”) equal to 0.125% (12.5 basis points) per annum times the actual daily amount by which the Commitment exceeds the aggregate principal amount of outstanding Loans, payable in arrears on the last Business Day of each calendar quarter (commencing on March 31, 2017) and on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

(g)	Repayment.

(i)
The Borrower hereby agrees, absolutely and unconditionally, to pay to the Lender the aggregate principal amount of all Loans then outstanding on the Maturity Date. The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in same day funds in Dollars at the Lender’s Office or such other address as the Lender may from time to time designate in writing.

(ii)
All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof unless the Borrower is required to deduct or withhold such amounts by law. If the Borrower is required to deduct or withhold taxes by law, the Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, franchise taxes imposed on the Lender, or branch profits taxes or similar taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or in which its principal or lending office is located or by any jurisdiction as a result of a present or former connection between the Lender and such jurisdiction, other than any such connection arising solely as a result of this Agreement). On or prior to the Closing Date, the Lender shall deliver to the Borrower, a duly executed and properly completed copy of IRS Form W-9 (or applicable successor form) establishing an exemption from United States federal backup withholding

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tax. Borrower shall not reimburse the Lender for any withholding taxes resulting from Lender’s failure to deliver such form. No assignee or participant shall be entitled to reimbursement for taxes hereunder or reimbursement or payment of any costs, losses or payments under Paragraph 5(d) hereof, to the extent that the assignor or grantor of participation rights, as applicable, was not entitled to such reimbursement or payment at the time of such assignment or grant of participation. Any assignee or participant shall provide the Borrower with a duly completed and properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Notwithstanding any provision of this Agreement to the contrary, the Borrower shall not reimburse the Lender for any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

(h)
Prepayments and Termination. The Borrower may, upon three (3) Business Days’ notice in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Prepayments of Base Rate Loans must be in a principal amount of at least $500,000 or, if less, the entire principal amount thereof then outstanding. The Borrower may, upon three (3) Business Days’ notice, terminate the Commitment hereunder.

2.    Conditions Precedent to Loans.

(a)
Conditions to Effectiveness and Initial Loan. As conditions precedent to the effectiveness of this Agreement and to the initial Loan hereunder, the Lender must receive the following from the Borrower, in each case in form and substance satisfactory to the Lender:

(i)	this Agreement and the Fee Letter, each duly executed and delivered on behalf of the Borrower and the Lender;

(ii)	a certified borrowing resolution or other evidence of the Borrower’s authority to borrow the Loans and enter into the Loan Documents;

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(iii)	a certificate of incumbency evidencing the identity, authority and capacity of certain Persons authorized to act in connection with the Loan Documents;

(iv)
a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Borrower, addressed to the Lender, as to such matters concerning the Borrower and this Agreement and the other Loan Documents as the Lender may reasonably request; and

(v)
the Lender shall have received from the Borrower payment of all fees and expenses (including reasonable attorneys’ fees of Goulston & Storrs PC, as Lender’s counsel, in an amount not to exceed $15,000) required to be paid to the Lender on or before the Closing Date.

(b)
Conditions to Each Borrowing, Continuation and Conversion. As conditions precedent to each borrowing of a Loan hereunder (including the initial borrowing), and each continuation and conversion of any Loan (other than a conversion of a Loan from a Eurodollar Rate Loan or Base Rate Loan to a Loan of the other type or a continuation of Eurodollar Rate Loans):

(i)	The Borrower must furnish the Lender with, as appropriate, a notice of borrowing, continuation or conversion;

(ii)
each representation and warranty set forth in Paragraph 3(c) below shall be true and correct in all material respects as if made on the date of such borrowing, continuation or conversion, except to the extent that such representations and warranties specifically refer to an earlier date in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Paragraph 2(b)(ii) and Paragraph 3(c), the representations and warranties contained in Section 5.04(a) and 5.04(b) of the Incorporated Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b) of the Incorporated Agreement, respectively; and

(iii)	no Default or Event of Default shall have occurred and be continuing on the date of such borrowing, continuation or conversion.
Each notice of borrowing and notice of continuation or conversion shall be deemed a representation and warranty by the Borrower that the conditions referred to in clause (iii) above have been met.
3.    Covenants; Representations and Warranties.

(a)
Compliance with Incorporated Agreement. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid, the Borrower shall comply with all of the covenants

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and agreements applicable to it contained in Article VI (Affirmative Covenants) and Article VII (Negative Covenants) of the Incorporated Agreement, provided that for purposes of this Agreement, the Borrower is not agreeing herein to comply with any provision in the Incorporated Agreement to the extent such agreement herein violates or conflicts with Section 7.09 of the Incorporated Agreement. The Borrower hereby agrees that, in furtherance of the foregoing, the Borrower shall (x) deliver to the Lender each of the financial statements, certificates, other documents and information required to be delivered to any lender or any agent under Sections 6.01 and Section 6.02(a) and (b) of the Incorporated Agreement and (y) calculate each of the financial covenants set forth in the Incorporated Agreement. The Lender hereby agrees that the Borrower shall be permitted to deliver each such financial statement, certificate, other document or information in the manner specified in the Incorporated Agreement. All such covenants and agreements shall survive and not be affected by any termination, cancellation, discharge or replacement of the Incorporated Agreement, and in the event of any termination, cancellation or discharge in full or replacement of the Incorporated Agreement (in a replacement thereof where the Lender or its Affiliate is not a lender thereunder), such covenants and agreements shall be those covenants and agreements as existed and were in effect immediately prior to such applicable event.

(b)
Additional Covenants. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid, the Borrower shall not, nor shall it permit any Subsidiary to:

(i)
Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Designated Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity party to this Agreement (including as the Lender, or otherwise) of Sanctions.

(ii)	Anti-Corruption Laws. Use the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

(c)
Representations and Warranties. The Borrower hereby represents and warrants to the Lender that each representation and warranty of the Borrower contained in Sections 5.01, 5.04 through 5.10, 5.14, and 5.15 of the Incorporated Agreement is true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date. The Borrower hereby further represents and warrants to the Lender that:

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(i)
It is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation and has the power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents;

(ii)
The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower’s organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected;

(iii)	No Default or Event of Default has occurred and is continuing;

(iv)
The proceeds of the Loans will be used to repay indebtedness, for general corporate purposes (including acquisitions) and in accordance with requirements of law, and will not be used for any purpose that entails a violation of the Regulations of the Board of Governors of the Federal Reserve, including Regulations U and X, as now and from time to time hereafter in effect;

(v)	The Borrower’s true and correct U.S. taxpayer identification number is set forth beneath its signature below;

(vi)
Since June 30, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries (as defined in the Incorporated Agreement) taken as a whole; and

(vii)
The transactions contemplated by this Agreement and the other Loan Documents do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and any public filings with the Securities and Exchange Commission.

4.    Events of Default. The following are “Events of Default:”

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(a)
The Borrower fails to pay (i) any principal of the Loans as and on the date when due; (ii) any interest on the Loans or any fee due hereunder within ten (10) Business Days after the date when due; or (iii) any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within ten (10) Business Days after the date due; or

(b)
The Borrower fails to comply with any covenant or agreement contained or referenced in Paragraph 3(a) above, subject to any applicable grace period and/or notice requirement set forth in Article VIII of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder); or

(c)
Any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

(d)
Any “Event of Default” specified in Article VIII of the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive and not be affected by any termination, cancellation or discharge in full or replacement of the Incorporated Agreement (unless the Lender or its Affiliate is a lender thereunder) and shall continue to remain in effect for purposes of this Agreement; or

(e)
Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder or thereunder or (ii) satisfaction by payment in full of the Loans and all other amounts payable hereunder, ceases to be in full force and effect; or the Borrower contests in writing, or shall bring an action at law or in equity to contest, the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Upon the occurrence of an Event of Default, the Lender may (x) declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the

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Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; and (y) exercise any and all rights and remedies available to it under the Loan Documents and under applicable law.
5.    Miscellaneous.

(a)	Unless otherwise specified, all references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Boston, Massachusetts.

(b)	The Borrower shall be obligated to pay all Breakage Costs.

(c)
If at any time the Lender, in its reasonable discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate or the Adjusted Eurodollar Rate for an Interest Period with the duration of a requested Interest Period, or (ii) the Eurodollar Rate or the Adjusted Eurodollar Rate does not adequately and fairly reflect the cost to the Lender of making or maintaining Eurodollar Rate Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(d)
The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion and without duplication of the Eurodollar Reserve Percentage) by reason of any and all future reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, or capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender resulting from any Change in Law; and compliance by the Lender with any Change in Law; provided that the Borrower shall not be required to compensate the Lender for any increased costs, losses or reductions incurred more than 180 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs, losses or payments and the Lender’s intention to claim compensation therefore; provided, further, that if the Change in Law giving rise to such increased costs or losses or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)
Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for the Lender to make or maintain, or convert any Loan into, a Eurodollar Rate Loan, then, upon written notice by the Lender to the

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Borrower, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Eurodollar Rate Loans generally or only to Interest Periods of a particular length):

(i)
any request for the making or continuation of, or the conversion of Base Rate Loans into, Eurodollar Rate Loans shall, to the extent a Eurodollar Rate Loan by the Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan that would be part of the applicable borrowing of Eurodollar Rate Loans shall be made as, converted to or continue to be maintained as a Base Rate Loan (or bear interest at such other rate as may be agreed between the Borrower and the Lender); and

(ii)
each outstanding Eurodollar Rate Loan shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Eurodollar Rate Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as the Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan.

(f)
No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Paragraph 3 above and any waiver of Paragraph 4(c) or Paragraph 4(d) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)
Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to:

(i)	if to the Lender, to it at:
HSBC Bank USA, National Association, 99 High Street, Floor 29, Boston, Massachusetts 02110, Attention: Elise M. Russo, or telecopy at 617-338-3849, Attention: Elise M. Russo; or such other address provided from time to time by the Lender; and

(ii)	if to the Borrower, to it at:

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195 West Street, Waltham, Massachusetts 02451-1163, Attention of Emma Reeve (Telecopy No. (781) 434-5033); with a copy to Office of the General Counsel, Attention of General Counsel (Telecopy No. 781-434-5040); with a copy to Treasurer, Parexel International Corp., Herman Heijermansweg 20, 1077 WL Amsterdam, Netherlands, Attention of Peter Rietman (Telecopy No. 31 20 572 11 09); or such other address provided from time to time by the Borrower.
Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
The Lender shall be entitled, but not required, to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(h)
This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an Affiliate of the Lender or if any Event of Default exists, and (ii) grant to any other Person participating

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interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant, subject to an agreement containing provisions substantially the same as those of Paragraph 5(q) below. Any assignee of Lender hereunder shall identify to the Borrower a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

(i)
The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender in an amount not to exceed any agreed fee cap), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Paragraph, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(j)
The Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby (other than those matters specifically addressed in Paragraph 1(g)(ii) and 5(d), which matters shall be governed by the provisions of such Paragraph 1(g)(ii) and 5(d), respectively); (ii) any Loan or the use or proposed use of the proceeds therefrom (other than those matters specifically addressed in Paragraph l(g)(ii) and 5(d), which matters shall be governed by the provisions of such Paragraph l(g)(ii) and 5(d), respectively); (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any subsidiary of the Borrower, or any environmental liability related in any way to the Borrower or any subsidiary of the Borrower; and/or (iv) any actual or

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prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against the Lender for breach in bad faith of the Lender’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. The agreements in this Paragraph 5(j) shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents. All amounts due under this Paragraph 5(j) shall be payable within ten Business Days after demand therefor.

(k)
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)
This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and the Borrower. Delivery of an executed counterpart of a

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signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(m)
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF BOSTON, MASSACHUSETTS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(n)
THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(o)
The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(p)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE

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CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(q)
The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this Paragraph 5(q), to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vi) with the consent of the Borrower or (vii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Paragraph 5(q) or (2) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Lender agrees to use reasonable commercial efforts (if it may legally do so) to provide prior notice of any disclosure of Information pursuant to clauses (ii) or (iii) above.

THE LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED ABOVE) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER PURSUANT TO THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT

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THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, THE BANK REPRESENTS TO THE BORROWER THAT IT HAS IDENTIFIED TO THE BORROWER IN THE NOTICE PROVISIONS ABOVE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
HSBC BANK USA, National Association

By:         /s/ Elisa M. Russo
Name:    Elise M. Russo
Title:    SVP

PAREXEL INTERNATIONAL CORPORATION

By:        /s/ Peter Rietman
Name:    Peter Rietman
Title:    Treasurer
U.S. Taxpayer Identification Number: 04-2776269

Signature Verified:

By:    /s/ W. Brett Davis
Name:    W. Brett Davis
Title:    Assistant Secretary

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EXHIBIT A
DEFINITIONS

Adjusted Eurodollar Rate:	For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:

	Adjusted Eurodollar Rate =	Eurodollar Rate _______________________ 1.00 – Eurodollar Reserve Percentage.
Affiliate:	With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Anti-Corruption Laws:
All laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Irish Prevention of Corruption Acts 1889 to 2010, the Irish Protection Disclosures Act 2014 and the Irish Proceeds of Crimes Act 1996 and 2005.

Applicable Margin:
The following percentages per annum, based on the Consolidated Net Leverage Ratio (as defined in the Incorporated Agreement) as set forth in the most recent Compliance Certificate received by the Administrative Agent (as each term is defined in the Incorporated Agreement), pursuant to the Incorporated Agreement:

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Pricing Level	Consolidated Net Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
I	< 1.50:1.00	0.75%	0.00%
II	> 1.50:1.00 but < 2.00:1.00	1.00%	0.00%
III	> 2.00:1.00 but < 2.50:1.00	1.25%	0.25%
IV	> 2.50:1.00 but < 3.00:1.00	1.50%	0.50%
V	> 3.00:1.00 but < 3.50:1.00	1.75%	0.75%
VI	> 3.50:1.00	2.00%	1.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) of the Incorporated Agreement: provided, however, that, if a Compliance Certificate is not delivered when due in accordance with such Section, then  Pricing Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Base Rate:
For any day, a fluctuating rate of interest per annum publicly announced from time to time by HSBC as its “prime rate” in effect at its office located at New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by HSBC based upon various factors including HSBC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by HSBC shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	Any Loan bearing interest based on the Base Rate.

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Breakage Costs:
Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:
Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Change in Law:
The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Closing Date:	The first date all the conditions precedent in Paragraph 2(a) are satisfied.

Control:
The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Designated Jurisdiction:	Any country or territory to the extent that such country or territory itself is the subject of any Sanction.
Designated Person:
A Person (a) listed in the annex to, or otherwise subject to the provisions of, any executive order; (b) named as a “Specially Designated National and Blocked Person” (an “SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions; or (c) in which a Person on the SDN List has (directly or indirectly) 50% or greater ownership interest or that is otherwise controlled by an SDN.

Dollar or $:	The lawful currency of the United States of America.

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Eurodollar Rate:
The rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for deposits in dollars (for delivery on such day) for such Interest Period as displayed on the Bloomberg Page BBAM1 screen page that displays such rate (or, in the event such rate does not appear on a page of the Bloomberg Page BBAM1 screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion) at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if such offered rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event that no such rate is available to the Lender, the Eurodollar Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which the Lender determines that Dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by the Lender; provided, that if such determination by the Lender shall be less than zero, such rate shall be deemed to be zero for the purposed of this Agreement.

Eurodollar Reserve Percentage:

For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as, “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Eurodollar Rate Loan:	Any Loan bearing interest based on the Adjusted Eurodollar Rate.

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Event of Default:	Has the meaning set forth in Paragraph 4.

Federal Funds Effective Rate:
For any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that, if such rate is not so published on such next succeeding Business Day, then the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

Governmental Authority:
The government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Incorporated Agreement:
The Third Amended and Restated Credit Agreement dated as of March 11, 2016, among the Borrower and certain Subsidiaries of the Borrower as Borrowers, the Subsidiary Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other Lenders party thereto, and the other agents and joint lead arrangers party thereto (the “Credit Agreement”), as the Credit Agreement may be: (i) amended, restated, supplemented, waived or otherwise modified and in effect from time to time so long as, with respect to any amendment, restatement, supplement, waiver or other modification which is, in whole or in part, less restrictive upon the Borrower and its Subsidiaries than any covenant, agreement or event of default existing under the Credit Agreement at the time of such amendment, restatement, supplement, waiver or other modification (as determined by the Lender in its reasonable discretion), the Lender has consented to such amendment, restatement, supplement, waiver or other modification; or (ii) replaced or refinanced pursuant to credit facility documentation under which the Lender or its Affiliate is a lender thereunder.

Indemnitee:	Has the meaning set forth in Paragraph 5(j).

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Interest Period:
For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two or three months thereafter, as requested by the Borrower; provided that:

(i) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Lender’s Office:	The office of the Lender located at 125 High Street, Oliver Street Tower, 16th Floor, Boston, Massachusetts 02110.
Loan Documents:	This Agreement and the promissory note, if any, delivered in connection with this Agreement.

Maturity Date:	;

OFAC:	The Office of Foreign Assets Control of the United States Department of the Treasury.
Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Responsible Officer:
The chief executive officer, president, chief financial officer, treasurer, secretary, or vice president of Borrower or any other person authorized by the Board of Directors of Borrower to sign Loan Documents on its behalf.

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Sanctions:

Any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.